Exhibit 5.1
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002-6760
October 14, 2009
Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Re: Plains All American Pipeline, L.P. — Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the preparation of the Registration Statement on Form S-3 (such Registration Statement, as amended on the effective date thereof being referred to herein as the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof and to which this opinion is an exhibit. The Registration Statement relates to the registration of 1,907,305 common units representing limited partner interests of the Partnership (the “Common Units”), for the account of the selling unitholders identified in the Registration Statement. We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).
     As the basis for the opinion hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), corporate records and documents, certificates of corporate and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
     In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective, (ii) all Common Units will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, (iii) the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units, and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

     Based upon and subject to the foregoing, we are of the opinion that:
     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.
     2. The Common Units have been duly authorized and validly issued and are fully paid and nonassessable.
     The opinions set forth above are limited in all respects to the federal laws of the United States of America, the Delaware Act, and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.
VINSON & ELKINS L.L.P.